Exhibit 5.1



                                                    May 13, 1999



Comarco, Inc.
Bentall Executive Centre
1551 North Tustin Ave.
Suite 840
Santa Ana, CA  92705

Ladies and Gentlemen:

         You have requested our opinion with respect to 600,000 shares of the common stock (the "Shares"), of Comarco, Inc., a California corporation (the "Company"), which Shares the Company will issue from time to time pursuant to the terms of the Company's Employee Share Exchange Program (the "Program"). The Shares are the subject of a Registration Statement on Form S-8 (the "Registration Statement"), to which this opinion is attached as an exhibit, to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

         We have examined such documents and records of corporate proceedings taken in connection with the Program, and have considered such matters of law, as we have deemed relevant to this opinion.

         Based upon the foregoing examinations, we are of the opinion that the Shares have been duly authorized, and when issued in accordance with the terms the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,


                                                     /s/ RIORDAN & MCKINZIE